 Exhibit 99
Form 10-Q
March 31, 2001
                                                       NATIONAL FUEL GAS
                                               CONSOLIDATED STATEMENT OF INCOME
                                                         (UNAUDITED)

                                                   Twelve Months Ended
                                                         March 31,
                                                   --------------------

                                                   2001            2000
(Thousands of Dollars, Except Per
  Common Share Amounts)

INCOME
Operating Revenues                                $1,969,852      $1,334,345
                                                  ----------      ----------

Operating Expenses
  Purchased Gas                                      974,193         440,130
  Fuel Used in Heat and Electric Generation           55,451          54,674
  Operation                                          344,713         309,466
  Maintenance                                         22,344          23,625
  Property, Franchise and Other Taxes                 81,403          84,860
  Depreciation, Depletion and Amortization           155,668         133,717
  Income Taxes - Net                                 100,429          74,765
                                                  ----------      ----------
                                                   1,734,201       1,121,237
                                                  ----------      ----------

Operating Income                                     235,651         213,108
Other Income                                          14,705          11,293
                                                  ----------      ----------
Income Before Interest Charges and
  Minority Interest in Foreign Subsidiary            250,356         224,401
                                                  ----------      ----------

Interest Charges
  Interest on Long-Term Debt                          74,518          64,847
  Other Interest                                      35,367          25,958
                                                  ----------      ----------
                                                     109,885          90,805
                                                  ----------      ----------
Minority Interest in Foreign Subsidiary                 (924)         (1,404)
                                                  ----------      ----------

Net Income Available for Common Stock             $  139,547      $  132,192
                                                  ==========      ==========

Basic Earnings (Loss) Per Common Share
    Net Income Available for Common Stock         $     3.55      $     3.40
                                                  ==========      ==========

Diluted Earnings (Loss) Per Common Share
    Net Income Available for Common Stock         $     3.49      $     3.37
                                                  ==========      ==========

Weighted Average Common Shares Outstanding
    Used in Basic Calculation                     39,332,088      38,879,284
                                                  ==========      ==========
    Used in Diluted Calculation                   39,989,400      39,267,569
                                                  ==========      ==========